UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 16, 2012

Fusion-io, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35188	20-4232255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(Address of principal executive offices) (Zip code)

(801) 424-5500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 16, 2012, Fusion-IO, Inc. (the “Company”) entered into the Second Amendment to Amended and Restated Loan and Security Agreement with Silicon Valley Bank (the “Amendment”) which amends the Amended and Restated Loan and Security Agreement, dated as of September 13, 2010 (as amended, the “Loan Agreement”), by and between the Company and Silicon Valley Bank.

Pursuant to the Amendment, the pricing on revolving loans was amended such that borrowings under the revolving loan facility will bear interest at a per annum rate equal to, at the Company’s option, a floating per annum rate equal to the prime rate as published in the Wall Street Journal, or the LIBOR rate (based on 1, 2, 3 or 6-month interest periods) plus a margin equal to two percent (2.00%) per annum.

The Amendment further provides for, among other things, (i) the reduction of the quarterly unused revolving line facility fee to an amount equal to one-quarter of one percent (0.25%) per annum of the difference between the $25.0 million loan commitment and the average daily balance of borrowings outstanding each quarter, (ii) the removal of the borrowing base formula and the sublimits providing for the issuance of letters of credit, cash management services and foreign exchange forward contracts under the revolving loan facility, and (iii) the release of Silicon Valley Bank’s security interest in all of the assets of the Company.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of such agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Loan and Security Agreement with Silicon Valley Bank, dated as of May 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSION-IO, INC.

Date: May 18, 2012	By:	/s/ Shawn J. Lindquist
	Name:	Shawn J. Lindquist
	Title:	Chief Legal Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Loan and Security Agreement with Silicon Valley Bank, dated as of May 16, 2012.